EXHIBIT 11


                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

                 SCHEDULE OF WEIGHTED AVERAGE SHARES OUTSTANDING


                                                 Three Months Ended       Nine Months Ended
                                                  May 31,   May 31,      May 31,     May 31,
                                                   1998      1997         1998        1997
                                                ---------  ---------    ---------   ---------

  Weighted average shares of common stock...    6,264,900  6,200,300    6,246,600   6,195,200
  Impact of dilutive stock options as of
     May 31, 1998 and May 31, 1997, respec-
     tively (1).............................      252,400       --        105,700        --
                                                ---------  ---------    ---------   ---------

  Diluted weighted average shares of
     common stock...........................    6,517,300  6,200,300    6,352,300   6,195,200
                                                =========  =========    =========   =========

  (1) Dilutive stock options, which, if added, would have an antidilutive effect on losses per share were 12,300 for the three months ended May 31, 1997 and 15,900 for the nine months ended May 31, 1997.